UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                        COMMISSION FILE NUMBER 000-15885


                           NOTIFICATION OF LATE FILING


(Check One):   [_]Form 10-KSB  [_] Form 20-F    [_] Form 11-K    [X] Form 10-QSB
               [_] Form 10-D           [_] Form N-SAR  [_] Form N-CSR

          For Period Ended: JUNE 30, 2005

     [_] Transition Report on Form 10-K

     [_] Transition Report on Form 20-F

     [_] Transition Report on Form 11-K

     [_] Transition Report on Form 10-Q

     [_] Transition Report on Form N-SAR

          For the Transition Period Ended:______________________________________

     Read attached instruction sheet before preparing form. Please print or type.

    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.

     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates: ________________________


                                     PART I
                             REGISTRANT INFORMATION


Full name of registrant: NATIONAL DATACOMPUTER, INC.

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Former name if applicable


900 MIDDLESEX TURNPIKE, BLDG #5
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Address of principal executive office (Street and number)

BILLERICA, MA 01821
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City, state and zip code:

                                     PART II
                             RULE 12B-25(B) AND (C)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)


     |     (a)  The reasons described in reasonable detail in Part III of this
     |          form could not be eliminated without unreasonable effort or
     |          expense;
     |
     |     (b)  The subject annual report, semi-annual report, transition report
     |          on Form 10-K, 20-F, 11-K, Form NSAR or Form N-CSR, or portion
     |          thereof will be filed on or before the 15th calendar day
[X]  |          following the prescribed due date; or the subject quarterly
     |          report or transition report on Form 10-Q or subject distribution
     |          report on Form 10-D, or portion thereof, will be filed on or
     |          before the fifth calendar day following the prescribed due date;
     |          and
     |
     |     (c)  The accountant's statement or other exhibit required by Rule |
     |          12b-25(c) has been attached if applicable.


                                    PART III
                                    NARRATIVE

     State below in reasonable detail why the Form 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR or Form N-CSR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     THE REGISTRANT HAS ENCOUNTERED DELAYS IN PREPARING THE FORM 10-QSB FOR THE SECOND QUARTER, ENDED JUNE 30, 2005, AS THOSE RESPONSIBLE FOR THE PREPARATION OF THIS REPORT HAVE JUST RETURNED FROM A MEDICAL ABSENCE. THIS DELAY COULD NOT BE ELIMINATED BY THE REGISTRANT WITHOUT UNDUE EFFORT OR EXPENSE.

                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

          BRUNA BUCACCI                      (978)          663-7677
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          (Name)                          (Area Code)  (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                 [X] Yes  [_] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                 [_] Yes  [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                           NATIONAL DATACOMPUTER, INC.
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                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date AUGUST 16, 2005            By /S/ JOHN P. WARD
     ------------------            ---------------------------------------------
                                   JOHN P. WARD
                                   PRESIDENT AND CEO


          INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.